Exhibit (a)(5)(D)

The following is an English translation of the publication made by the Bidder pursuant to § 23(1) of the German Securities Acquisition and Takeover Act on February 9, 2004.

BCP Crystal Acquisition GmbH & Co. KG

Maybachstr. 6, 70469 Stuttgart

Publication pursuant to § 23(1) of the German Securities Acquisition and Takeover Act (WpÜG)

On February 2, 2004, BCP Crystal Acquisition GmbH & Co. KG published the offer document pertaining to the voluntary public takeover offer for all outstanding registered ordinary shares with no par value of Celanese AG, Kronberg im Taunus. The offer price is EUR 32.50 in cash, without interest, per registered ordinary share of Celanese AG. The acceptance period ends on March 15, 2004, at 24:00h Central European Time / 6:00 p.m. New York City time (unless the acceptance period is extended).

1.	Shares of Celanese AG held by and voting rights attributed to BCP Crystal Acquisition GmbH & Co. KG:

Neither BCP Crystal Acquisition GmbH & Co. KG, nor persons acting in concert with BCP Crystal Acquisition GmbH & Co. KG, as such term is defined in § 2(5) of the WpÜG, nor their subsidiaries, currently hold any registered ordinary shares of Celanese AG. Nor are, pursuant § 30 of the WpÜG, any voting rights for such shares attributed to BCP Crystal Acquisition GmbH & Co. KG, persons acting in concert with BCP Crystal Acquisition GmbH & Co. KG, as such term is defined in § 2(5) of the WpÜG, or their subsidiaries.

BCP Crystal Acquisition GmbH & Co. KG has, however, entered into an agreement with Kuwait Petroleum Corporation (“KPC”), the largest shareholder of Celanese AG, on December 15, 2003, whereby KPC agreed to tender into the offer, subject to certain conditions, all of its 14,400,000 registered ordinary shares of Celanese AG, representing approx. 26.38% of the registered share capital (and approx. 29.2% of the shares of Celanese AG currently carrying voting rights, i.e. all outstanding registered ordinary shares of Celanese AG excluding treasury shares held by Celanese AG, enterprises controlled or majority-owned by Celanese AG or third parties acting for the account of Celanese AG).

2.	Number of shares tendered into the offer pursuant to the acceptances received by BCP Crystal Acquisition GmbH & Co. KG, including the shareholding and voting rights percentage:

As of February 6, 2004, 24:00h Central European Time / 6:00 p.m. New York City time, the following number of registered ordinary shares of Celanese AG was tendered into the offer, yielding the shareholding and voting rights percentage as indicated:

	Portion of registered	Portion of voting rights	Portion of voting rights
Number of shares	share capital(1)	(all shares)(2)	(excluding treasury shares)(3)

11,817	0.02%	0.02%	0.03%

(1)	Based on the entire registered share capital of Celanese AG which is divided into 54,790,369 registered ordinary shares.

(2)	Based on all 54,790,369 outstanding registered ordinary shares of Celanese AG.

(3)	Based on all outstanding ordinary registered shares of Celanese AG excluding the 5,468,901 shares that are, according to our information, held by Celanese AG, enterprises controlled or majority-owned by Celanese AG and third parties acting for the account of Celanese AG (collectively, the “Treasury Shares”) and thus do not comprise any voting rights, i.e. based on 49,321,468 registered ordinary shares of Celanese AG.

For the minimum acceptance condition of 85% as set forth in the offer document, only the portion of voting rights excluding Treasury Shares is of relevance.

Pursuant to the WpÜG and applicable U.S. securities laws, the acceptance period for the offer can be extended under certain circumstances as described in the offer document. If the acceptance period is extended, publication of such extension will be made by BCP Crystal Acqusition GmbH & Co. KG in Germany by issuing a press release and publishing a notice in the Börsen-Zeitung no later than one German business day prior to the date on which the acceptance period was scheduled to expire, and by a public accouncement thereof in the U.S. BCP Crystal Acqusition GmbH & Co. KG will also publish this announcement on the internet at its website, http://www.tbg-cag.de.

Stuttgart, February 6, 2004

BCP Crystal Acquisition GmbH & Co. KG

The Management